Exhibit 99.1

BioVest Announces Expansion of Board of Directors

For Immediate Release

Contact:	Dawn Moore	Dr. Stephane Allard
	L.G. Zangani, LLC	President and CEO
	office@zangani.com	BioVest International, Inc.
	908-788-9660	973-972-0324

NEWS RELEASE

BIOVEST INTERNATIONAL ANNOUNCES EXPANSION OF BOARD OF DIRECTORS

BioVest expands Board from 7 to 11 Directors

Worcester MA— March 26, 2004— BioVest International, Inc., a biotechnology company that is utilizing its expertise in biologics manufacturing to develop a personalized biologic therapeutic cancer vaccine for the treatment of non-Hodgkin’s lymphoma, announced today the appointment of four new directors expanding the Board from seven to eleven members.

Stephane Allard, MD, President and CEO of BioVest stated “We are pleased with the depth of experience which our new directors bring to BioVest. This expansion of our Board is consistent with the planned future of the company.”

The newly appointed directors are:

Jeffrey A. Scott, M.D., an oncologist, is the National Medical Director and President of International Oncology Network, a network of private practice oncologists headquartered in Baltimore, MD. Previously, Dr Scott trained in Drug Development at The University of Texas under Daniel Von Hoff, MD and practiced Oncology in the Community, as a partner with Georgia Cancer Specialists for 13 years. As the leader of ION, Dr. Scott has developed a large physician services organization with 3500 members, the largest purchasing entity of chemotherapy drugs, an outstanding Medical Education program, and Community clinical trials network.

Robert D. Weiss brings a diverse background in investment and merchant banking, asset management, marketing and finance. He is the Managing Director in Athena Capital Partners, Inc., an investment banking group specializing in seed and A-round investors. He was previously President of Atlantic American Partners, a merchant banking group subsidiary of Atlantic American Holdings, and also served as Senior Vice President of Communications Equity Associates, Senior Vice President at Paine Webber, Inc., and Executive Vice President/Chief Operating Officer at Zurich Investment Management.

Christopher Chapman, M.D. is the Executive Vice President of Medical and Regulatory Affairs and New Business Development (pharmaceuticals) of BioDelivery Sciences International, Inc.( NASDAQ:BDSI). Dr. Chapman is also the Chairman of Chapman Pharmaceutical Consulting, Inc. Previously, Dr Chapman was Executive Director, Medical Affairs, Quintiles Consulting and a founding Co-Director of Quintiles BRI (QBRI) Medical Affairs, Drug Safety and Medical Writing Departments.

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BioVest Announces Expansion of Board of Directors	Page 2 of 2

Nicholas J. Leb is the Vice President and Chief Financial Officer of TEAMM Pharmaceuticals, Inc., a wholly owned subsidiary of our parent company, Accentia, Inc. Mr. Leb has diverse experience in public accounting and financial matters in the pharmaceutical and medical equipment industries. He held previous positions at Brightstone Pharma, Global Surgical Corporation and KV Pharmaceutical Co.

Mr. Weiss and Dr. Scott joined Dr. Raphael Mannino as members of our newly created Audit Committee where Mr. Weiss serves as the designated financial expert.

About BioVest

BioVest International, Inc. is a biotechnology company that provides cell culture services to research institutions and the biopharmaceutical industry. BioVest also develops, manufactures and markets cell culture systems. For the past 10 years the company has been designated, by the National Institutes of Health, as the National Cell Culture Center (NCCC). Through its proprietary technology, BioVest provides cell culture services to research institutions, biotechnology companies and the pharmaceutical industry. The company is the holder of a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute for the commercialization of a personalized biologic therapeutic cancer vaccine for the treatment of non-Hodgkin’s lymphoma. For more information on BioVest, please visit www.Biovest.com.

BioVest International Inc. is a majority-owned subsidiary of Accentia Inc., a vertically-integrated specialty biopharmaceutical company founded by Hopkins Capital Group, LLC to commercialize targeted therapeutics. Accentia is a privately-held company that has a product portfolio featuring targeted therapeutics, specialty sales and marketing, pharmacoeconomic services, product development, and specialty distribution. More information on Accentia is available at www.accentia.net.

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The information in this press release includes certain forward-looking statements concerning the Companies’ current expectations regarding future events. Due to the nature of the product development and the regulatory approval process, the forward-looking statements contained in this press release are subject to risks and uncertainties.